Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Neurotrope, Inc.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 22nd day of July, 2016.

NEUROSCIENCES RESEARCH VENTURES, INC.

By:	/s/ Ralph Bean
Name: Ralph Bean
Its: President, Secretary and Treasurer

BLANCHETTE ROCKEFELLER NEUROSCIENCES INSTITUTE

By:	/s/ Shana K. Phares
Name: Shana K. Phares
Its: President and Chief Executive Officer